Exhibit 3.19
STATE OF LOUISIANA
PARISH OF LAFAYETTE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OFFSHORE HELICOPTER SUPPORT SERVICES, INC.

BE IT KNOWN, on this 23rd day of June, 2022, personally came and appeared before me, the undersigned Notary Public, the undersigned parties hereto, all of the full age of majority, who declared unto me, in the presence of the undersigned competent witnesses, that availing themselves of the provisions of the Louisiana Business Corporation Act, Title 12 of the Louisiana revised statutes, R.S. 12:1-1006, et seq. (as amended, supplemented or replaced from time to time), they do amend and restate in entirety the original Articles of Incorporation of Offshore Helicopter Support Services, Inc. (the “Corporation”), dated as of March 27, 1997.
The below Amended and Restated Articles of Incorporation of the Corporation accurately copy the articles and all amendments thereto in effect at the date of the restatement, without substantive change except as made by the new amendments contained in this restatement. Each amendment has been effected in conformity with law. These Amended and Restated Articles of Incorporation supersede the Corporation’s original Articles of Incorporation and any amendments thereto.
ARTICLE I.
NAME
The name of this corporation is OFFSHORE HELICOPTER SUPPORT SERVICES, INC.

ARTICLE II.
OBJECTS AND PURPOSES
The objects and purposes for which this Corporation is organized and the nature of the business to be carried on by it, are stated and declared as follows:
To engage in any business of any nature whatsoever lawful under the laws of the State of Louisiana, either for its own account or for the account of others, as agent, for which corporation may be formed under the provisions of the Louisiana Business Corporation Act. The Corporation may carry out its purposes end exercise its powers in any state, territory, district or possession of the United States, or in any foreign country, to the extent that these purposes and powers are not forbidden by the law of the state, territory, district or possession of the United States, or by the foreign country, and it may limit the purpose or purposes that it proposes to carry out or the power it proposes to exercise in any application to do business in any state, territory, district or possession of the United States, or foreign country
ARTICLE III.
DURATION
The duration of the Corporation shall be in perpetuity, or such maximum period as may be authorized by the laws of Louisiana, unless dissolved sooner pursuant to Louisiana law.
ARTICLE IV.
AUTHORIZED CAPITAL
A.The total authorized capital stock of the Corporation is:
10,000 shares no par value.
B.The shares of the Corporation are not to be divided into classes.
C.The shareholders of the Corporation shall have preemptive rights.

ARTICLE V.
DIRECTORS
A.Unless and until otherwise provided in the Bylaws, all of the corporate powers of this Corporation shall be vested in, and managed by, a board of not less than three (3) nor more than seven (7) directors, except that when all of the outstanding shares of the Corporation are held of record by fewer than two (2) shareholders, than there need be only as many directors as there are shareholders. The number of directors may be increased or decreased within the limits provided hereinabove by a majority vote of the directors.
B.The Board of Directors shall have authority to make and alter the Corporation’s Bylaws, including the right to make and alter Bylaws fixing their qualification, classifications, or terms of office, or fixing or increasing their compensation, subject to the power of the shareholders to change or repeal the Bylaws so made.
C.The Board shall further have authority to exercise all such powers and to do all other lawful acts and things which the Corporation or its shareholders might do, unless prohibited from doing so by applicable laws, by the Articles of Incorporation, or by the Bylaws of the Corporation.
D.The general annual meeting of the shareholders for the election of directors shall be held at the registered office of the Corporation, unless and until otherwise provided in the Bylaws, and shall take place as provided in the Bylaws, if that day is not a legal holiday; if that day is a legal holiday, the meeting will be held on the first business day thereafter, unless or otherwise provided in the Bylaws.

E.Until otherwise provided in the Bylaws, any director absent from a meeting may be represented by any other person, whether or not that person is a director or shareholder, who may cast the vote of the absent director according to the written instructions, general or special, the absent director, filed with the secretary.
ARTICLE VI.
SHAREHOLDER’S CONSENT
Whenever the affirmative vote of shareholders is required to authorize or constitute corporate action, the consent in writing to such action signed by shareholders holding at least that proportion of the total voting power on the question which is required by law, shall be sufficient for the purpose, without necessity for a meeting of the shareholders.
ARTICLE VII.
INCORPORATORS
The name and address of the original incorporator is:
Tad James Kling
147 Sandest Drive
Lafayette, LA 70508
ARTICLE VIII.
PURCHASE AND REDEMPTION OF SHARES
The Corporation may purchase or redeem its own shares in the manner and on the conditions permitted and provided for by the Louisiana Business Corporation Act or other applicable law, and as may be authorized by the Board of Directors. Shares so purchased shall be considered treasury shares, and may be reissued and disposed of as authorized by law, or may be canceled and the capital stock reduced, as the Board of Directors may, from time to time, determine in accordance with the law.

ARTICLE IX.
STOCK-PURCHASE RIGHTS
The Corporation may grant rights or options to purchase shares of any authorized stock, in the manner and on the conditions permitted and provided for by the Louisiana Business Corporation Act or other applicable law, and as may be authorized by the Board of Directors.
ARTICLE X.
CAPITAL SURPLUS AMD DIVIDENDS
The Board of Directors shall have such power and authority with respect to capital, surplus and dividends, including allocation, increases, reduction, utilization, distribution and payment, as is permitted and provided for by the Louisiana Business Corporation Act, including La. R.S. 12:1-640, et seq., or other applicable law.
ARTICLE XI.
AMENDMENTS TO ARTICLES OF INCORPORATION
The Articles may be amended in the manner provided in the R.S. 12:1-1003 and R.S. 22:243.
ARTICLE XII.
STOCK RESTRICTIONS
Restrictions against, and regulation of, the sale and any other transfer of stock in this Corporation may be as prescribed and provided for respectively in the Louisiana Business Corporation Act, including La. R.S. 12:1-601, et seq., or other applicable law. These restrictions on the transferability of shares shall be stated on each certificate of stock, in accordance with the Louisiana Business Corporation Act.

ARTICLE XIII.
LIMITATION OF DIRECTORS’ LIABILITY
The Corporation accepts the protection against liability of directors and officers that is provided by R.S. 12:1-832 (entitled “Protection against monetary liability”), and on the basis of such acceptance, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take action, as a Director or Officer except for one of the following:
(a)a breach of the Director’s or Officer’s duty of loyalty to the Corporation or its shareholders,
(b)an intentional infliction of harm on the Corporation or its shareholders,
(c)a violation of R.S. 12:1-833 (entitled, “Director’s liability for unlawful distributions”), or
(d)an intentional violation of criminal law.
If the Louisiana Business Corporation Act, Title 12 of the Louisiana revised statutes, R.S. 12:1-101, et seq., as amended, supplemented or replaced from time to time, is amended after approval by the shareholders of this Corporation of this Article XIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Act as so amended, supplemented or replaced.
Any amendment, repeal or modification of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a Director of the Corporation existing at the time of, or increase the liability of any Director of the Corporation with respect to any acts or omissions of such Director occurring prior to, such amendment, repeal, or modification.
This Article XIII shall not limit or restrict the effect of any limitation of the liability of Directors or Offices of the Corporation provided by Louisiana or other applicable law.

ARTICLE XIV.
INDEMNIFICATION
The Board of Directors is hereby authorized to make provision for indemnification of Directors, Officers, employees and agents of the Corporation to the fullest extent permitted by law, and shall further have the authority to purchase and maintain insurance for such purpose, in a particular instance or generally, pursuant to R.S. 12:1-857 (entitled “Insurance”), as from time to time amended and/or restated, or in accordance with any successor provision or provisions of law thereto. No amendment or repeal of this Article XIV shall adversely affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment or repeal.
ARTICLE XV.
PROXIES
Any shareholder or Director absent from a meeting of the shareholders or Board of Directors, respectively, or any of the committee thereof, may be represented by any other shareholder or Director, respectively, who may cast the absent shareholder’s or Director’s vote according to his/her signed written instructions, general or special. A separate appointment of a proxy is required for each meeting of the shareholders or Board of Directors, respectively, or of any committee thereof, and the proxy’s authority under any appointment shall terminate at the conclusion of the specific meeting for which the appointment was made.
ARTICLE XVI.
REGISTERED OFFICE
The street address of the registered office of the Corporation is:
105 Dairy Lane
Broussard Louisiana 70518

ARTICLE XVII.
REGISTERED AGENT
The full name and municipal address of the registered agent of the Corporation in the State of Louisiana is:
Corporation Service Company
501 Louisiana Avenue
Baton Rouge, Louisiana 70802
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THUS DONE AND SIGNED in the County of Cuyahoga, State of Ohio, on the day, month and year set forth above, in the presence of the undersigned competent witnesses, and me, Notary, after due reading of the whole.
WITNESSES:

Michael J. Lisman

Halle F. Martin

REPORT
OF
OFFSHORE HELICOPTER SUPPORT SERVICES, INC.
I.
The registered office of Offshore Helicopter Support Services, Inc. and its mailing address is:
Offshore Helicopter Support Services, Inc.
105 Dairy Lane
Broussard LA 70518
II.
Its registered agent is:
Corporation Service Company
501 Louisiana Avenue
Baton Rouge LA 70802
Its directors are:
Michael J. Lisman
Halle F. Martin

Michael J. Lisman
Chief Executive Officer

Halle F. Martin
Secretary